PROSPECTUS SUPPLEMENT NO. 12 TO PROSPECTUS DATED DECEMBER 12, 2013	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION STATEMENT NO. 333-191622

FUTURE HEALTHCARE OF AMERICA

2,976,980 Shares of Common Stock Offered by Selling Stockholder

This Prospectus Supplement No. 12 supplements our Prospectus dated December 12, 2013 (the “Prospectus”) that forms a part of our first amended Registration Statement on Form S-1 (Securities and Exchange Commission File No. 333-191622).  This Prospectus Supplement No. 12 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed with the Securities and Exchange Commission on August 2, 2016 (the “Quarterly Report”).  Accordingly, we have attached the Quarterly Report to this Prospectus Supplement.  This Prospectus Supplement No. 12 should be read in conjunction with the Prospectus and all prior supplements thereto, which is required to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus, any prior supplements thereto, and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our common stock is quoted on the OTCQB under the symbol “FUTU.”  On August 4, 2016, the last sale price of our common stock as quoted on the OTCQB was $0.07.

These securities involve a high degree of risk.  You should carefully consider the risks identified under the caption “Risk Factors” beginning on Page 2 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 5, 2016.

INDEX TO FILINGS

Attachment

Quarterly Report on Form 10-Q for the period ended

     A

June 30, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2016

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from

 to

Commission File No.   000-54917

FUTURE HEALTHCARE OF AMERICA

 (Exact name of registrant as specified in its charter)

WYOMING	45-5547692
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5001 Baum Blvd, Suite 770

Pittsburgh, PA 15213

 (Address of Principal Executive Offices)

Registrant's Telephone Number:  (561) 693-1422

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   (1) Yes [X ] No[ ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes [X ] No [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of ‘‘large accelerated filer”, “accelerated filer’’ and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ X ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [ ] No [X]

As of August 2, 2016, there were 11,265,631 shares of common stock, par value $0.001, of the registrant issued and outstanding.

PART I - FINANCIAL INFORMATION

The Unaudited Consolidated Financial Statements of Future Healthcare of America, a Wyoming corporation (the “Company,” “FHA,” “we,” “our,” “us” and words of similar import) were prepared by management and commence on the following page, together with related notes.  In the opinion of management, the Unaudited Consolidated Financial Statements fairly present the financial condition of the Company.

Future Healthcare of America

FUTURE HEALTHCARE OF AMERICA

 UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
CURRENT ASSETS:
Cash	$ 507,847	$ 481,115
Accounts receivable	430,316	584,487
Prepaid expenses	60,244	41,358
Total current assets	998,407	1,106,960

Property and equipment, net	3	36
Deposit	-	14,112
Deferred tax asset, net	-	-
Total assets	$ 998,410	$ 1,121,108

CURRENT LIABILITIES:
Accounts payable	87,596	65,669
Accrued expenses	274,035	246,026
Derivative liability	117,553	263,532
Deferred revenue	5,578	-
CONVERTIBLE SECURED DEBENTURE PAYABLE, net of discount of $0 and $0, respectively	1,010,000	1,010,000
Total current liabilities	1,494,762	1,585,227

Total liabilities	1,494,762	1,585,227

STOCKHOLDERS' (DEFICIT)
Common stock	11,266	11,266
Additional paid-in capital	1,313,160	1,313,160
Accumulated (deficit)	(1,820,778)	(1,788,545)
Total stockholders' (deficit)	(496,352)	(464,119)
Total liabilities and stockholders' deficit	$ 998,410	$ 1,121,108

Future Healthcare of America and Subsidiaries Balance Sheet (Parenthetical)
Statement of Financial Position	June 30, 2016	December 31, 2015
Allowance for doubtful accounts	20,200	20,200
Common stock authorized	200,000,000	200,000,000
Common stock par value	0.001	0.001
Common stock outstanding	11,265,631	11,265,631

The accompanying notes are an integral part of these financial statements.

FUTURE HEALTHCARE OF AMERICA

 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

REVENUE
Total Revenue	1,010,981	971,772	2,069,557	1,901,693

COST OF SERVICES
Total Cost of Services	769,757	673,544	1,537,047	1,338,312

Gross Profit	241,224	298,228	532,510	563,381
OPERATING EXPENSES
Selling expenses	16,364	17,502	32,661	65,254
General and administrative	101,196	106,631	200,807	207,971
Salaries, wages and related expenses	175,812	136,501	347,095	283,917
Professional and consulting fees	29,617	66,250	79,860	146,579
Total Operating Expenses	322,989	326,884	660,423	703,721
LOSS FROM OPERATIONS	(81,765)	(28,656)	(127,913)	(140,340)

OTHER INCOME (EXPENSE):
Interest income	107	49	202	94
Gain/(loss) on derivative	57,732	(98,207)	145,979	148,942
Interest expense	(25,250)	(30,300)	(50,500)	(415,494)
Other income (expense)	-	-	-	-
Total Other Income (Expense)	32,589	(128,458)	95,681	(266,458)
INCOME (LOSS) BEFORE INCOME TAXES	(49,176)	(157,114)	(32,232)	(406,798)
CURRENT INCOME TAX EXPENSE (BENEFIT)	-	-	-	-
DEFERRED INCOME TAX EXPENSE (BENEFIT)	-	-	-	-
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	(49,176)	(157,114)	(32,232)	(406,798)

BASIC INCOME PER COMMON SHARE	(0.004)	(0.01)	(0.003)	(0.04)
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	11,265,631	10,665,631	11,265,631	10,663,697
DILUTED INCOME PER COMMON SHARE -	(0.004)	(0.01)	(0.003)	(0.04)
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	11,265,631	10,665,631	11,265,631	10,663,697

The accompanying notes are an integral part of these financial statements.

FUTURE HEALTHCARE OF AMERICA
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	June 30, 2016	June 30, 2015

Cash Flows from Operating Activities
Net income	$(32,232)	$(406,798)
Adjustments to reconcile net income to net cash used by operating activities:
Interest to be paid with stock	50,500	50,500
Stock issued to consultants	-	7,000
Depreciation and amortization expense	33	33
Accretion on discount	-	364,994
Gain on derivative instruments	(145,979)	(148,942)
Change in assets and liabilities:
Accounts receivable	139,157	(119,677)
Prepaid expenses	(4,774)	(1,600)
Accounts payable	21,927	14,953
Accrued expense	(22,491)	25,346
Deferred revenue	20,591	13,016
Net Cash Provided/(Used) by Operating Activities	26,732	(201,175)

Cash Flows from Investing Activities:
Purchase of property & equipment	-	-
Net Cash Used in Investing Activities	-	-

Cash Flows from Financing Activities:
Payments (to)/from FAB Universal	-	-
Net Cash Provided/ (Used) by Financing Activities	-	-

Net Increase (Decrease) in Cash	26,732	(201,175)
Cash at Beginning of Period	481,115	793,193
Cash at End of Period	$507,847	$592,018

Supplemental Disclosures of Cash Flow Information
Cash paid during the periods for:
Interest	-	-
Income taxes	-	-

   Supplemental Disclosures of Non-Cash Investing and Financing

     Activities:

	For the Six Months Ended
	June 30,
NON-CASH EXPENDITURES	2016	2015
Amortization of discount on note payable	-	364,994
Depreciation expense	33	33
Interest expense to be paid with stock	50,500	50,500
Change in FMV of derivative liability	(145,979)	(148,942)
Expenditures paid with issuance of common stock	-	7,000
Total non-cash expenditures	(95,446)	273,585

  The accompanying notes are an integral part of these financial statements

FUTURE HEALTHCARE OF AMERICA

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization – On June 22, 2012, FAB Universal (FAB) formed Future Healthcare of America (“FHA”), a wholly owned subsidiary. On October 1, 2012, FHA operations were spun-off in a 1 for 1 dividend to the shareholders of record of FAB on September 5, 2012, the record date. On November 14, 2014, FHA organized Future Healthcare Services Corp. (“FHS”), and transferred all the shares of Interim to FHS. Interim Healthcare of Wyoming, Inc. (“Interim”), a Wyoming corporation, a wholly owned subsidiary of FHS, was organized on September 30, 1991. Interim operates primarily in the home healthcare and healthcare staffing services in Wyoming and Montana.  On April 3, 2007, Interim purchased the operations of Professional Personnel, Inc., d.b.a., Professional Nursing Personnel Pool.

Consolidation - The financial statements presented reflect the accounts of FHA, FHS and Interim.  All inter-company transactions have been eliminated in consolidation.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Management made assumptions and estimates for determining reserve for accounts receivable, obsolete inventory and in determining the impairment of definite life intangible assets and goodwill.  Actual results could differ from those estimated by management.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity date of three months or less when purchased to be cash equivalents.  At June 30, 2016, the Company had $127,809 cash balances in excess of federally insured limits.

Accounts Receivable - Accounts receivable consist of trade receivables arising in the normal course of business. At June 30, 2016 and 2015, the Company has an allowance for doubtful accounts of $20,200, which reflects the Company's best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. During the six months ended June 30, 2016 and 2015, the Company adjusted the allowance for bad debt by $0.

Depreciation - Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives.

Income /(Loss) Per Share - The Company computes income (loss) per share in accordance with Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260 Earnings Per Share, which requires the Company to present basic earnings per share and diluted earnings per share when the effect is dilutive (see Note 7).

Leases - The Company accounts for leases in accordance with Financial FASB ASC Topic 840, (formerly Statement of Financial Accounting Standards SFAS No. 13 "Accounting for Leases").  Leases that meet one or more of the capital lease criteria of standard are recorded as a capital lease, all other leases are operating leases.

Income Taxes - The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes.  This topic requires an asset and liability approach for accounting for income taxes (see Note 8).

Advertising Costs - Advertising costs are expensed as incurred and amounted to $20,281 and $23,618 for the periods ending June 30, 2016 and 2015, respectively.

FUTURE HEALTHCARE OF AMERICA

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Fair Value of Financial Instruments – The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, and accounts payable and accrued expenses approximates their recorded values due to their short-term maturities.

Revenue Recognition - Revenue is generated from various payer’s including Medicare, Medicaid, Insurance Companies, and various other entities and individuals.  In accordance with FASB ASC Topic 605, Revenue is recognized when persuasive evidence of an arrangement exists, services have been provided, the price of services is fixed or determinable, and collection is reasonably assured. Payments received prior to services being provided are recorded as a liability (deferred revenue) until such services are performed.  Revenue is recorded as net revenue where contractual adjustments and discounts are deducted from Gross Revenue to determine net revenue.

Derivative Financial Instruments – The Company is required to recognize all of its derivative instruments as either assets or liabilities in the Consolidated Balance Sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated, and is effective, as a hedge and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, or cash flow hedge. Gains and losses related to a hedge are either recognized in income immediately to offset the gain or loss on the hedged item or are deferred and reported as a component of Accumulated Other Comprehensive Income in the Stockholders' Equity and subsequently recognized in Net income when the hedged item affects Net income. The change in fair value of the ineffective portion of a financial instrument is recognized in Net income immediately. The gain or loss related to financial instruments that are not designated as hedges are recognized immediately in Net income.

Recently Enacted Accounting Standards - In May 2014, the Financial Accounting Standards Board (FASB) issued a new standard to achieve a consistent application of revenue recognition within the U.S., resulting in a single revenue model to be applied by reporting companies under U.S. generally accepted accounting principles. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. On July 9, 2015, the FASB agreed to delay the effective date by one year; accordingly, the new standard is effective for us beginning in the first quarter of 2018 and we expect to adopt it at that time. The new standard is required to be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial application. We have not yet selected a transition method, nor have we determined the impact of the new standard on our consolidated financial statements.

FUTURE HEALTHCARE OF AMERICA

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

In 2015, the FASB issued an amended standard requiring that we classify all deferred tax assets and liabilities as non-current on the balance sheet instead of separating deferred taxes into current and non-current. The amended standard is effective for us beginning in the first quarter of 2017; early adoption is permitted and we are evaluating whether we will early adopt. The amended standard may be adopted on either a prospective or retrospective basis. We do not expect that the adoption of this standard will have a significant impact on our financial position or results of operations.

In February 2016, the FASB issued changes to the accounting for leases that primarily affect presentation and disclosure requirements. The new standard will require the recognition of a right to use asset and underlying lease liability for operating leases with an initial life in excess of one year. This standard is effective for us beginning in the first quarter of 2019. We have not yet determined the impact of the new standard on our consolidated financial statements.

Other recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America, which contemplate continuation of the Company as a going concern.  However, the Company has incurred losses, an accumulated deficit and has a short-term note payable in excess of anticipated cash.  These factors raise substantial doubt about the ability of the Company to continue as a going concern. There is no assurance that the Company will be successful in achieving profitable operations.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 - PROPERTY & EQUIPMENT

The following is a summary of property and equipment at:

	Life	June 30, 2016	December 31, 2015

Furniture, fixtures and equipment	2-10 yrs	$36,384	$36,384
		36,384	36,384
Less: Accumulated depreciation		(36,381)	(36,348)
Property & equipment, net		$3	$36

Depreciation expense for the periods ended June 30, 2016 and 2015 was $33 and $33, respectively.

NOTE 4 – VARIABLE RATE SENIOR SECURED CONVERTIBLE DEBENTURE

On September 9, 2013, the Company closed a Subscription Agreement by which one institutional investor purchased a) a Variable Rate Senior Secured Convertible Note payable having a total principal amount of $1,010,000, convertible into common shares of the Company at $0.25 per share and maturing March 9, 2015; b) Warrants to purchase a total of 3,030,000 shares of common stock, at $0.50 per share, exercisable for four years, and c) a greenshoe to purchase a total of 2,000,000 shares of common stock at $0.25 per share, exercisable for one year from the closing date. On September 9, 2014 the greenshoe expired unexercised.  On March 9, 2015, the Note matured. As the note has not been paid nor extended, the outstanding principal, plus accrued but unpaid interest, liquidated damages and other amounts, became due and payable at the election of the holder.  The holder has not made such an election.

FUTURE HEALTHCARE OF AMERICA

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – VARIABLE RATE SENIOR SECURED CONVERTIBLE DEBENTURE - Continued

The fair value of the beneficial conversion feature of the warrants and greenshoe totaled $952,254 and was recorded as a derivative liability. The Company recorded a discount on the note for beneficial conversion feature of the note. The $952,254 discount on the beneficial conversion feature was amortized as interest expense over the term of the note. As of June 30, 2016, the Company has amortized $952,254 of the discount, with no remaining unamortized discount being offset against the outstanding balance of the note in the accompanying balance sheet.  As of June 30, 2016, the Company had accrued interest payable on the debenture of $183,302.

NOTE 5 – DERIVATIVE FINANCIAL INSTRUMENTS

The Company entered into a variable rate senior secured convertible debenture, wherein the Company agreed to register the underlying share, warrants and greenshoe.  The fair value of the beneficial conversion feature of the warrants and greenshoe was estimated using the Black Scholes pricing model and totaled $952,254 upon issuance and was recorded as a derivative liability.  As of June 30, 2016, the fair value of the warrants based on the following assumptions (Life 1.19 years, risk free interest rate 0.45%, volatility of 234.4%, stock price of $.07 and exercise price of $.50) was $117,553, and a gain totaling $145,979 was recorded for the six months ended June 30, 2016.

NOTE 6 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Fair Value Measurement and Disclosure Topic of FASB and ASC:

•

Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value;

•

Establishes a three-level hierarchy for fair value measurement based upon the transparency of inputs to the valuation as of the measurement date;

•

Expands disclosures about financial instruments measured at fair value.

Financial assets and financial liabilities record on the Balance sheet at fair value are categorized based on the reliability of inputs to the valuation techniques as follows:

Level 1: Financial assets and financial liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company can access.

Level 2: Financial assets and financial liabilities whose values are based on the following:

Quoted prices for similar assets or liabilities in active markets; Quoted prices for identical or similar assets or liabilities in non-active markets or Valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the assets or liability

Level 3: Financial assets and financial liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs may reflect our estimates of the assumptions that market participants would use in valuing the financial assets and financial liabilities.

FUTURE HEALTHCARE OF AMERICA

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

The following tables summarize Level 1, 2 and 3 financial assets and financial (liabilities) by their classification in the Consolidated Balance Sheet:

As of June 30, 2016:	Level 1	Level 2	Level 3
Derivative liability – Conversion feature of warrants	-	-	(117,553)

NOTE 7 - CAPITAL STOCK

Common Stock - The Company has authorized 200,000,000 shares of common stock, $0.001 par value.  As of June 30, 2016, 11,265,631 shares were issued and outstanding.

On January 7, 2015, the Company issued 50,000 unregistered common shares valued at $7,000 for consulting services.

NOTE 8 – WARRANTS AND GREENSHOE

 A summary of the status of the warrants granted is presented below for the six months ended:

	June 30, 2016		December 31, 2015
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	3,030,000	$0.50	3,030,000	$0.50
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Outstanding at end of period	3,030,000	$0.50	3,030,000	$0.50

On September 9, 2013, the Company closed a Subscription Agreement wherein the Company granted warrants to purchase a total of 3,030,000 shares of common stock, at $0.50 per share, exercisable for four years.

NOTE 9 - INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

Because of the uncertainty surrounding the realization of the loss carryforwards and significant changes in the ownership of the Company, a valuation allowance has been established equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards.  The net deferred tax assets are approximately $1,200,000 as of June 30, 2016, with an offsetting valuation allowance of the same amount.

FUTURE HEALTHCARE OF AMERICA

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – LEASES

Operating Lease - The Company leases office space in Casper, Wyoming for $4,892 a month through June 2018.  The Company further leases space in Billings, Montana for of $1,490 a month through February 2017.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of June 30, 2016 are as follows:

Twelve months ending June 30

 Lease Payments

2017

70,624

2018

58,704

2019

-

2020

-

Thereafter

-

Total Minimum Lease Payments

$

129,328

Lease expense charged to operations was $38,292 and $33,145 for the six months ended June 30, 2016 and 2015, respectively.

NOTE 11 – INCOME/ (LOSS) PER SHARE

The following data shows the amounts used in computing income (loss) per share and the weighted average number of shares of common stock outstanding for the periods presented for the periods ended:

	For the Three Months		For the Six Months
	June 30		June 30
	2016	2015	2016	2015

Income (loss) from continuing operations available to common stockholders (numerator)	$(49,176)	$(157,114)	$(32,232)	$(286,188)
Income (loss) available to common stockholders (numerator)	(49,176)	(157,114)	(32,232)	(286,188)
Weighted average number of common shares outstanding during the period used in loss per share (denominator)	11,265,631	10,665,631	11,265,631	10,663,697

At June 30, 2016 and 2015, the Company had 3,030,000 and 3,030,000, respectively, warrants to purchase common stock of the Company at $0.50 per share, and a convertible debenture payable wherein the holder could convert the note and underlying accrued interest into a minimum of 5,817,076 and 4,763,833, respectively shares of common stock which were not included in the loss per share computation because their effect would be anti-dilutive.

NOTE 12 - SUBSEQUENT EVENTS

Subsequent events have been evaluated through the date and time of this report.

Item 2.   Management's Discussion and Analysis of Financial Condition and Results of Operations.

Safe Harbor Statement.

Statements made in this Form 10-Q which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of the Company, including, without limitation, (i) our ability to gain a larger share of the home healthcare industry, our ability to continue to develop services acceptable to our industry, our ability to retain our business relationships, and our ability to raise capital and the growth of the home healthcare industry, and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets", "tend" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond the Company's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in the Company's reports on file with the Securities and Exchange Commission: general economic or industry conditions, nationally and/or in the communities in which the Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, changes in the home healthcare industry, the development of services that may be superior to the services offered by the Company, competition, changes in the quality or composition of the Company's services, our ability to develop new services, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting the Company’s operations, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Business Highlights

Based in Casper, Wyoming, and Billings, Montana, FHA’s subsidiary, Interim Healthcare of Wyoming, Inc., a Wyoming corporation (“Interim”), is an independent franchisee of Interim HealthCare that has been serving its community for 18 years and is providing a wide range of visiting nurse services to the elderly, wounded and sick. It is one of the 300 independent home health agencies that comprise the Interim HealthCare network. Our business consists of providing healthcare services for those in need.  We record all revenue and expenses and provide all services under one umbrella.  Below is a description of our Home Healthcare and Staffing operations.

As the census (number of patients utilizing facilities) in the hospitals fluctuates, we are taking the necessary steps to position ourselves for the ups and downs of the census for these facilities.  Our home healthcare service continued to generate the majority of our revenue during the first six months of 2016.

During the first six months of 2016, FHA experienced a 9% increase in revenue over the first six months of 2015.  This was driven by an increase in our staffing business in Billings, Montana Casper, as well as an increase in our Wyoming home health business.

In 2016, we have seen an increase in the census within the hospitals in our Casper location as well as the utilization of our staffing services in Billings.  During the first six months of 2016, we have seen an increase in the utilization of our Medicare business in the Casper, Wyoming location. As for our operations, we anticipate the trends seen in the first six months of 2016 to continue into the second half of 2016.  We anticipate a slowing of the use of our staffing services during the second half of 2016.  We also anticipate a slowing of the utilization of our home healthcare business in Casper.  As such, we will continue to evaluate opportunities to expand the realm of services we offer. Promotional activities and operations are being managed as the offices experience fluctuations in the day-to-day activities and as we embark on new business opportunities.

Our home healthcare business continues to be a substantial revenue generator for our Company as our country's population ages and new methods of patient data capture become critical components for delivering high quality, affordable healthcare services in a patient's home.  Although this has been a gradual process, we continue to build a solid business that will offer a complimentary package of new technology and traditional services.

Home Healthcare

Through trained health care professionals, the Company provides home care services including senior care and pediatric nursing; physical, occupational and speech therapy.  The Company offices deliver quality home care and treat each patient with genuine, compassion, kindness and respect.  The Company provides health care professionals at all skill levels, including registered nurses, therapists, LPN's and certified home health aides. FHA derives is revenue from multiple payer sources.  These include Medicare, Medicaid, Insurance, Medicaid LTW, and Private Payers.  Because our offices are located in areas that do not contain a large population base (less than 200,000 residents), we continually explore opportunities to increase our revenue with our current payer sources and expand through new sources of revenue.   The healthcare team is utilized across all payer sources, including staffing services.  Our customer base comes from referrals from hospitals, rehab facilities, nursing homes, assisted living facilities and previous patients.

In additional to our professional team, we employ a management team at each facility to handle the day to day operations of the office.  This is completed by our Administrators in each location.  We also have a Director of Nursing in each location.  This person is responsible for the day to day oversight of the service providers and ensuring the certified professionals obtain the necessary training to maintain their certificates as well as the training necessary to be in compliance with all regulating organizations.

Staffing

Interim offices provide nurses, nurse aides and management services to hospitals, prisons, schools, corporations and other health care facilities.  Interim’s success is based on our ability to recruit the best health care professionals and the responsiveness of our local managers to fill the needs of our clients in a timely manner.   Additionally, we work with our clients should they decide they would like to hire our service professionals on a full time basis.  Another key to our success is the personal relationship that our management and sales team build with each of our existing and new clients.  As noted previously, in order to reduce turnover of our service team by providing as many hours as possible, similar to the hours of a full-time employee, we utilize the same service team members across all payer sources.

As each of our businesses is located in smaller based population areas of the country, the competition is significantly heightened and the relationships maintained with our clients become very critical to the continued success of our operations.

As we provide diversified services and accept payments from multiple payer sources, we are not heavily dependent on a few clients in order for our business to be successful.

Results of Operations

Six Months Ended June 30, 2016 and 2015.

During the six months ended June 30, 2016, FHA recorded revenues of $2,069,557, a 9% increase over revenues of $1,901,693 for the same period in 2015.  The increase for 2016 reflects an increase in revenue within our staffing services in the Billings, Montana location, with an off-set from a decrease in revenue in home healthcare in the Billings, Montana location.

For the six months ended June 30, 2016, cost of services totaled $1,537,047, a 15% increase compared to $1,338,312 in the comparable period of 2015. This is a reflection of the costs associated with the change in the mix of revenue, higher wages, as well as a decrease in efficiency. FHA posted a gross profit of $532,510 during the first six months of 2016, versus a gross profit of $563,381 for the first six months of 2015, a decrease of 5%.

FHA recorded total operating expenses of $660,423 during the first six months of 2016, a 6% decrease as compared to operating expenses of $703,721 in the same period of 2015.  General and administrative expenses totaled $200,807 in the first six months of 2016 versus $207,971 in the first six months of 2015, a decrease of 3%, due to a decrease in directors and officers insurance.  Consulting fees decreased from $146,579 to $79,860 when comparing the first six months of 2015 versus 2016.  The decrease was driven by a reduction in legal and accounting fees incurred as the company searched for growth opportunities during 2015. Salaries, wages and related expenses increased to $347,095 in the first six months of 2016 from $283,917 in 2015, an increase of 22% due to an increase in personnel.  Selling expenses in the first six months of 2016 were $32,661 versus $65,254 in the comparable period of 2015 driven by decreased investor relations services.

For the first six months of 2016, other expense included a $145,979 for recognition of a gain on the derivative liability and $50,500 of interest expense on the note payable.

For the first six months of 2015, other expense included a $148,942 for recognition of a gain on the derivative liability and interest expense of $364,994 for the accretion of the discount on the note payable as well as $50,500 of interest expense on the note payable.

FHA’s net loss available to common shareholders was $32,232 for the first six months of 2016.  This represents a 92% increase from our net loss of $406,798 in the first six months of 2015.

Three Months Ended June 30, 2016 and 2015.

During the three months ended June 30, 2016, FHA recorded revenues of $1,010,981, a 4% increase over revenues of $971,772 for the same period in 2015.  The increase reflects an increase in revenue driven by our staffing services in Billings, Montana off-set by a revenue decrease in our home healthcare.

For the quarter ended June 30, 2016, cost of services totaled $769,757, a 14% increase as compared to $673,544 in the comparable period of 2015. This is a reflection of shift in the revenue mix, higher wages, as well as a decrease in efficiency, thus resulting in FHA posting a gross profit of $241,224 during the second quarter 2016, versus a gross profit of $298,228 for the second quarter of 2015, a decrease of 19%.

FHA recorded total operating expenses of $322,989 during the second quarter of 2016, a 1% decrease as compared to operating expenses of $326,884 in the same period of 2015.  General and administrative expenses totaled $101,196 in the second quarter 2016 versus $106,631 in the second quarter 2015, a decrease of 5%, due to a decrease in directors and officers insurance.  Consulting fees decreased to $29,617 from $66,250 when comparing the second quarter of 2016 versus 2015.  The decrease was driven by a reduction in professional services incurred by the Company related to search for growth opportunities versus the second quarter of 2015. Salaries, wages and related expenses increased to $175,812 in the second quarter of 2016 from $136,501 in 2015, an increase of 29% due to an increase in personnel. Selling expenses in the second quarter of 2016 were $16,364 versus $17,502 in the comparable quarter of 2015.

FHA’s net loss available to common shareholders was $49,176 for the second quarter of 2016.  This represents a 69% increase from our net loss of $157,114 in the second quarter of 2015.

Liquidity and Capital Resources.

Cash on hand was $507,847 at June 30, 2016, an increase of $26,732 from the $481,115 on hand at December 31, 2015. Cash provided by operations for the six months ended June 30, 2016, was $26,732, versus cash used in operation of $201,175 for the six months ended June 30, 2015.  The increase is a result of our increased collections efforts during the second quarter of 2016.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Not required for smaller reporting companies.

Item 4. Controls and Procedures.

(a)  Evaluation of Disclosure Controls and Procedures

Our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act")), which we refer to as disclosure controls, are controls and procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this report, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. There are inherent limitations to the effectiveness of any control system. A control system, no matter how well conceived and operated, can provide only reasonable assurance that its objectives are met. No evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected.

As of June 30, 2016, an evaluation was carried out under the supervision and with the participation of our management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls.  Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that, as of such date, the design and operation of these disclosure controls were effective to accomplish their objectives at the reasonable assurance level.

(b)  Changes in Internal Control over Financial Reporting

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), occurred during the fiscal quarter ended June 30, 2016 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1.   Legal Proceedings.

Future Healthcare of America is involved in routine legal and administrative proceedings and claims of various types. We have no material pending legal or administrative proceedings, other than ordinary routine litigation incidental to our business, to which we or any of our subsidiaries are a party or of which any property is the subject.  While any proceeding or claim contains an element of uncertainty, management does not expect that any such proceeding or claim will have a material adverse effect on our results of operations or financial position.

Item 1A.   Risk Factors.

Not required for smaller reporting companies.

Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds.

None; not applicable.

Item 3.   Defaults Upon Senior Securities.

None; not applicable.

Item 4.   Mine Safety Disclosures.

None; not applicable.

Item 5.   Other Information.

(a)

None; not applicable.

(b)  During the quarterly period ended June 30, 2016, there were no changes to the procedures by which shareholders may recommend nominees to the Company’s board of directors.

Item 6.   Exhibits.

Exhibit No.

Description

31.1

302 Certification of Christopher J. Spencer

31.2

302 Certification of John Busshaus

32

 906 Certification.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         FUTURE HEALTHCARE OF AMERICA

Date:	8/5/16	By:	/s/ Christopher J. Spencer
Christopher J. Spencer
Chief Executive Officer and President and Director

Date:	8/5/16	/s/ John Busshaus
John Busshaus
Chief Financial Officer